Exhibit 99.1

COST PLUS APPOINTS WILLEM MESDAG TO BOARD OF DIRECTORS

Oakland, CA – November 12, 2008 - Cost Plus, Inc. (Nasdaq:CPWM) today announced that Willem Mesdag has been appointed by its Board of Directors, effective immediately, to serve as an independent outside director until the next Annual Meeting of Shareholders. Mr. Mesdag is the Founder and Managing Partner of Red Mountain Capital Partners LLC, an investment firm based in Los Angeles. Red Mountain owns approximately 12.5% of the outstanding shares of Cost Plus.

Barry Feld, President and CEO of Cost Plus, commented, “We are delighted to have Will join our Board of Directors. We have developed a strong relationship with him over the past two years and value his support for our turnaround plan. His depth of experience in capital markets and corporate finance will benefit the Company as we continue to differentiate ourselves from rivals and work towards long-term sustainable profitability.”

Mr. Mesdag said, “Cost Plus offers exceptional value to the consumer in today’s challenging marketplace. The Company has made significant strides in recent years to reposition its product mix towards in-demand consumables and high quality but affordable entertaining and gift wares. I believe that Cost Plus is well positioned to weather the economic downturn as cost-conscious consumers seek unique and authentic products at consistently great values. I look forward to working with this talented and seasoned management team as we focus on executing the Company’s strategic plan to increase customer traffic and improve sales and margins over the long-term.”

Prior to establishing Red Mountain Capital Partners, Mr. Mesdag was a partner and managing director of Goldman, Sachs & Co. and the head of its Los Angeles office, having joined the firm in New York in 1981 from Ballard, Spahr, Andrews & Ingersoll where he was a securities lawyer. While at Goldman Sachs, he was also based in New York, London and Frankfurt, and provided the firm’s clients with capital markets, corporate finance and M&A advice. He currently serves on the boards of 3i Group plc, Encore Capital Group, Inc., Davis Petroleum Corporation and Cardiovax LLC and previously served as the Vice Chairman of Skandia Insurance Company Ltd. Mr. Mesdag also serves on the boards of the Pacific Council on International Policy, the California Institute of the Arts and the Harvard-Westlake School and is a member of the Council on Foreign Relations. Mr. Mesdag received his J.D. from the Cornell Law School in 1978 and his B.A. from Northwestern University in 1974.

About Cost Plus, Inc.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of November 12, 2008, the Company operates 296 stores in 33 states.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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